Exhibit 99.1
Metal Management, Inc.
325 N. LaSalle Street • Suite 550
Chicago, Illinois 60610
www.mtlm.com
NYSE: MM
FOR IMMEDIATE RELEASE
METAL MANAGEMENT REPORTS RESULTS
FOR THE PERIOD ENDED SEPTEMBER 30, 2007
— Net Sales of $715 Million
— Net Income of $17.8 Million
— EPS of $0.69 per diluted share
— EBITDA(1) (as defined) of $46.3 Million
CHICAGO, IL – NOVEMBER 6, 2007 - Metal Management, Inc. (NYSE: MM), one of the nation’s largest full service scrap metal recyclers, today announced results for the second quarter ended September 30, 2007.
The company generated consolidated net sales of $715 million in the second quarter of fiscal 2008 and net income of $17.8 million. EBITDA (as defined) was $46.3 million and earnings per share were $0.69 per diluted common share.
Second Quarter Highlights
•	Consolidated net sales of $715 million for the quarter ended September 30, 2007, an increase of 22% as compared to consolidated net sales of $585 million for the quarter ended September 30, 2006.

•	Net income was $17.8 million or $0.69 per diluted common share, compared to net income of $29.1 million or $1.09 per diluted common share in the same period last year. Metal Management’s results in the quarter ended September 30, 2007 include merger expenses, severance and other charges aggregating to approximately $3.3 million pre tax, or $3.0 million after tax, representing approximately $0.12 per diluted common share. The merger expenses were incurred in connection with the company’s previously announced agreement to merge with Sims Group Limited.

•	EBITDA (as defined) of $46.3 million in the quarter ended September 30, 2007, as compared to EBITDA (as defined) of $56.4 million for the quarter ended September 30, 2006.

•	Approximately 1.8 million tons of metal were processed and sold or brokered, a record for Metal Management. This included record ferrous yard shipments of nearly 1.6 million tons and non-ferrous shipments of approximately 126 million pounds.

•	The Company turned ferrous inventories approximately 12 times and non-ferrous inventories (excluding stainless and alloy) approximately 10 times.

•	A dividend of $0.075 per share was paid to all shareholders of record.

•	As of September 30, 2007, cash and cash equivalents were approximately $14.0 million and total debt including borrowings under the line of credit were $31.8 million.

Year to Date (Six Months) Highlights
•	Consolidated net sales of approximately $1.4 billion for the six months ended September 30, 2007, an increase of 27% as compared to consolidated net sales of approximately $1.1 billion for the six months ended September 30, 2006.

•	Net income of $40.5 million for the six months ended September 30, 2007, or $1.58 per common diluted share compared to net income of $74.0 million, or $2.79 per common diluted share for the six months ended September 30, 2006. In the six months ended September 30, 2006, the company recognized a one-time after tax gain of approximately $16.1 million, or approximately $0.61 per diluted common share, due to the sale of a joint venture interest.

•	EBITDA (as defined) of $92.7 million for the six months ended September 30, 2007, compared to EBITDA (as defined) of $110.0 million in the six months ended September 30, 2006.
Management’s Comments
“Our results in the second fiscal quarter once again demonstrate the outstanding performance and commitment to excellence of Metal Management’s nearly 2,000 employees,” said Daniel W. Dienst, Chairman and Chief Executive Officer of Metal Management. “We are pleased that, despite market challenges, we continued to operate in a disciplined, safe, and responsible manner.”
Mr. Dienst continued, “Ferrous market conditions were steady in our second fiscal quarter, helping us record all time record sales and unit shipments. However, our margins and overall profitability were impacted by tighter than normal ferrous yard spreads caused by the continued aggressive competition for the purchase of unprocessed ferrous scrap metal and high export freight rates. Our non-ferrous business also performed well during the quarter, but was impacted by lower prices – especially for nickel alloys – sales disruptions for copper and aluminum into southern China, as well as sequentially weaker demand for stainless steel, which has been a strong driver for us until this quarter. Notwithstanding these challenges, Metal Management delivered its 24th consecutive quarter – the equivalent of a 6th straight year – of positive pre-tax income.”
Update on Metal Management’s Definitive Merger Agreement With Sims Group Limited
As previously announced, on September 24, 2007 Metal Management’s Board of Directors unanimously approved a definitive agreement under which Metal Management will combine with Sims Group Limited (ASX: SGM), to create one of the world’s largest recycling companies, and will be named Sims Metal Management.
The combination will create the world’s largest publicly traded recycler with an operating presence on four continents at over 200 locations around the globe. The companies expect the transaction to close in the first quarter of calendar 2008 subject to regulatory approvals, approval by Metal Management shareholders and other customary closing conditions.
Mr. Dienst stated, “The creation of Sims Metal Management will deliver compelling value to Metal Management shareholders and allow them to participate in the upside potential inherent in this powerful combination of recycling industry leaders. Together, the combined company will be the pre-eminent global metal recycler with unrivaled geographic reach, a balanced sales profile, the best employees in the business and highly complementary assets, capabilities and product offerings.”
Mr. Dienst concluded, “The transaction is on track to close in the first calendar quarter of 2008. Given the natural strategic fit of Metal Management and Sims, together with our closely aligned cultures, we are confident that the integration of our companies will proceed seamlessly upon closing. We appreciate the support of all of our stakeholders and we look forward to creating even more value for our shareholders as Sims Metal Management.”

Investor Conference Call
Metal Management will host its Second Quarter Results Conference Call and Webcast at 11:00 AM ET (10:00 AM CT) on November 6, 2007. The conference call can be accessed by dialing 800-573-4840 passcode 22437491. International callers can dial 617-224-4326 passcode 22437491. The conference will also be accessible via the web at www.mtlm.com. A replay of the call will be available by dialing 888-286-8010 passcode 89672897 through November 13, 2007. International callers can dial 617-801-6888 passcode 89672897 for the replay.
About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with 53 recycling facilities in 17 states. For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.
Forward Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2007, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, adequate source of supply, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk and exposure to credit risk, impact of export and other market conditions on the business, availability of scrap alternatives, under funded defined benefit pension plans, and risks associated with our pending merger with Sims.

Contacts
Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer Metal Management, Inc. (312) 645-0700	Andrew B. Siegel / James H. Golden Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449
(1) EBITDA is defined by the Company to be earnings before interest, taxes, depreciation, amortization, merger expenses, severance and other charges, gain (loss) on sale of fixed assets, income from joint ventures, gain on sale of joint venture interest, other income and stock-based compensation expense. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze Company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.

METAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Net sales	$715,155	$584,708	$1,369,208	$1,080,620

Operating expenses:
Cost of sales (excluding depreciation)	643,047	507,263	1,226,925	930,184
General and administrative	28,043	22,775	53,470	43,647
Depreciation and amortization	9,461	7,344	17,731	14,191
Merger expenses	2,588	0	2,588	0
Severance and other charges	701	0	701	442

Operating income	31,315	47,326	67,793	92,156

Income from joint ventures	942	554	1,659	2,414
Interest expense	(1,498)	(284)	(2,959)	(606)
Interest and other income, net	140	513	259	944
Gain on sale of joint venture interest	0	0	0	26,362

Income before income taxes	30,899	48,109	66,752	121,270
Provision for income taxes	13,136	19,036	26,250	47,308

Net income	$17,763	$29,073	$40,502	$73,962

Earnings per share:
Basic	$0.70	$1.11	$1.61	$2.86

Diluted	$0.69	$1.09	$1.58	$2.79

Cash dividends declared per share	$0.075	$0.075	$0.15	$0.15

Weighted average common shares outstanding:
Basic	25,235	26,089	25,197	25,834

Diluted	25,618	26,581	25,603	26,489

METAL MANAGEMENT, INC.
EBITDA (AS DEFINED)
RECONCILIATION TO GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three months ended		Six months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Net income	$17,763	$29,073	$40,502	$73,962

Add Back:
Depreciation and amortization	9,461	7,344	17,731	14,191
Tax provision	13,136	19,036	26,250	47,308
Stock-based compensation expense	2,378	1,801	4,120	2,979
Income from joint ventures	(942)	(554)	(1,659)	(2,414)
Gain on sale of joint venture interest	0	0	0	(26,362)
Interest expense	1,498	284	2,959	606
Interest and other income, net	(140)	(513)	(259)	(944)
Merger expenses	2,588	0	2,588	0
Severance and other charges	701	0	701	442
(Gain) loss on sale of fixed assets	(180)	(59)	(201)	251

EBITDA (AS DEFINED)	$46,263	$56,412	$92,732	$110,019